EXHIBIT 99

FOR IMMEDIATE RELEASE             Contact:  Mr. Charles R. Ofner
                                                  (281) 496-5000


Reading & Bates Development Co. Reports Gulf of Mexico Drilling
Results


June 18, 1997, Houston, Texas....Reading & Bates Corporation (RB-
NYSE) on behalf of its wholly owned subsidiary, Reading & Bates Development Co. (Development), announced that drilling operations were completed on two prospects in the U.S. Gulf of Mexico in which it had partial interests.

The first well, Garden Banks 372 No. 1, drilled on the Knight prospect, has been temporarily abandoned pending further drilling in the immediate area. Partners in the No. 1 well are Santa Fe Energy, operator with 50%; Development with 25% and Shell Offshore, 25%. Development and Santa Fe have entered into an agreement whereby Shell Offshore will acquire and evaluate additional 3-D seismic to further define a deeper prospect on the block. Shell will operate and own a 60% working interest in the deep prospect with Development and Santa Fe equally sharing the remaining interest.

The second well, Ewing Bank 786 No. 1 drilled on the Emerald prospect, was drilled to a total depth of 10,400 feet and plugged and abandoned. Partners in the well are Development with 50% and Santa Fe, operator with 50%. In accordance with the successful efforts accounting method for oil and gas accounting adopted by Reading & Bates, approximately $7.3 million will be written off during the second quarter of 1997.

Development and Santa Fe plan to spud the third well in their seven well joint venture program on the Amundsen prospect on East
Breaks 335 in early July. In addition, they will participate in a Shell operated well on the Jalapeno prospect on Garden Banks 370 later this month.

Paul B. Loyd, Jr., Chairman, Chief Executive Officer and President of Reading & Bates Corporation said, "We of course are disappointed in the Emerald well which requires the write-off, but we are hopeful that the Knight well will add value to Reading & Bates in light of the additional drilling in the area to be undertaken soon."

Reading & Bates Corporation is a New York Stock exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of offshore field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities.

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